EXHIBIT 15.1
The Board of Directors and Stockholder
Federal Express Corporation
We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-160953-10) of Federal Express Corporation and in the related Prospectus of our report dated September 23, 2011, relating to the unaudited condensed consolidated interim financial statements of Federal Express Corporation that are included in its Form 10-Q for the quarter ended August 31, 2011.
/s/ Ernst & Young LLP
Memphis, Tennessee
September 23, 2011